FRANCISCO V. AGUILAR
Secretary of State

RUBEN J. RODRIGUEZ
Deputy Secretary for Southern Nevada

2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2452

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

GABRIEL DI CHIARA
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

Sharon Mason Ferraro
One North Central Avenue Suite 1200
Phoenix, AZ 85004, USA

Work Order #: W2025043002262
April 30, 2025
Receipt Version: 1

Special Handling Instructions:

Submitter ID: 78252

Charges

Description	Fee Description	Filing Number	Filing Date/Time	Filing Status	Qty	Price	Amount
Certificate of Designation	Fees	20254863096	4/30/2025 12:59:00 PM	Approved	1	$175.00	$175.00
Certificate of Designation	Expedite Fee	20254863096	4/30/2025 12:59:00 PM	Approved	1	$1000.00	$1000.00
Total							$1175.00

Payments

Type	Description	Payment Status	Amount
Trust Account	750805	Success	$1175.00
Total			$1175.00

Credit Balance: $0.00

Sharon Mason Ferraro
One North Central Avenue Suite 1200
Phoenix, AZ 85004, USA

STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

RUBEN J. RODRIGUEZ
Deputy Secretary for Southern Nevada

2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2452

OFFICE OF THE
SECRETARY OF STATE

GABRIEL DI CHIARA
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

Business Entity - Filing Acknowledgement

04/30/2025

Work Order Item Number: W2025043002262-4422680
Filing Number: 20254863096
Filing Type: Certificate of Designation
Filing Date/Time: 4/30/2025 12:59:00 PM
Filing Page(s): 19

Indexed Entity Information:

Entity ID: C13283-2001

Entity Name: Applied Digital Corporation

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
CAPITOL CORPORATE SERVICES, INC.
716 N. Carson St. #B, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

Docusign Envelope ID: 60749EA6-545B-4A6B-B792-D967532AC501

Filed in the Office of	Business Number C13283-2001
FVAguilar	Filing Number 20254863096
Secretary of State State Of Nevada	Filed On 4/30/2025 12:59:00 PM
	Number of Pages 18

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Applied Digital Corporation Entity or Nevada Business Identification Number (NVID): C13283-2001
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series G Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Exhibit A attached hereto for the Certificate of Designation for the Series G Convertible Preferred Stock
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Saidal Mohmand (Signed by: Saidal Mohmand E3DE7D79239F4F4) Signature of Officer Date: 04/30/2025

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF THE POWERS, PREFERENCES AND
RELATIVE, PARTICIPATING, OPTIONAL AND OTHER RESTRICTIONS

OF SERIES G CONVERTIBLE PREFERRED STOCK

OF APPLIED DIGITAL CORPORATION

Applied Digital Corporation (the "***Corporation***"), pursuant to the provisions of Sections 78.195 and 78.1955 of the General Corporation Law of the State of Nevada, does hereby make this Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Restrictions (this "***Certificate of Designation***"), does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "***Board***") by the provisions of Article FOURTH of the Second Amended and Restated Articles of Incorporation of the Corporation (the "***Articles***"), the Board duly adopted resolutions authorizing the issuance of 156,000 shares of convertible preferred stock, par value $0.001 per share, and fixing the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of convertible preferred stock to be designated "Series G Convertible Preferred Stock," as further described below. This Certificate of Designation shall be in full force and effect as of the date hereof.

Section 1.1 Designation. As of the effective date of this Certificate of Designation, there is hereby created out of the authorized preferred stock of the Corporation a series of preferred stock designated as "Series G Convertible Preferred Stock" (the "***Preferred Stock***"), par value $0.001 per share. The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Preferred Stock and the holders of the Preferred Stock (each, a "***Holder***" and collectively, the "***Holders***"). For the avoidance of doubt, references in this Certificate of Designation to "Preferred Stock" shall refer only to the Series G Convertible Preferred Stock and to no other series of preferred stock that may exist from time to time.

(a) Rank. The Preferred Stock, if entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation's affairs, ranks, with respect to the payment of any such dividends and rights upon the Corporation's liquidation, dissolution or winding up of its affairs: (i) prior or senior to all classes or series of common stock of the Corporation, par value $0.001 per share ("***Common Stock***"); (ii) on parity with the Series E Redeemable Preferred Stock of the Corporation, par value $0.001 per share (the "***Series E Preferred Stock***") and the Series E-1 Preferred Stock of the Corporation, par value $0.001 per share (the "***Series E-1 Preferred Stock***") in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other; (iii) on parity with other classes or series of the Corporation's equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up of the affairs of the Corporation in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other; (iv) junior to any class or series of the Corporation's equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up of the affairs of the Corporation in preference or priority to the Holders; and (v) junior to all of the Corporation's existing and future debt.

(b) Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(i) Payments to Holders of Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking junior to the Preferred Stock, by reason of their ownership thereof, and after payment or provision for the Corporation's debts and other liabilities, the Holders then outstanding shall be entitled to be paid out of the funds and assets available for distribution to the stockholders of the Corporation, an amount per share equal to the Stated Value (as defined below) for such share of Preferred Stock, plus an amount per share equal to accrued, but unpaid dividends to, but not including, the date of payment, and excluding interest on any such payment. If upon any such liquidation, dissolution or winding up of the affairs of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled under this Section 1.1(b)(i), the holders of shares of Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Preferred Stock shall rank on parity with the Series E Preferred Stock and Series E-1 Preferred Stock for purposes of determining the right to participate in, and the amount of, payments of the funds and assets available for distribution to the stockholders of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. The "***Stated Value***" shall mean One Thousand United States Dollars and No Cents ($1,000.00) per share, subject to an equitable adjustment for stock splits, stock combinations, recapitalizations and similar transactions.

(ii) Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 1.1(b)(i) and to the holders of shares of any other class or series of capital stock ranking senior to or on parity with the Preferred Stock, including, without limitation, the Series E Preferred Stock and Series E-1 Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder. Upon the liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, until payment in full is made to the holders of shares of Preferred Stock of the liquidation distribution to which they are entitled, (A) no dividend or other distribution shall be made to the holders of Common Stock or any other class or series of shares of capital stock of the Corporation ranking junior to the shares of Preferred Stock and (B) no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock or any other class or series of shares of capital stock of the Corporation ranking junior to the shares of Preferred Stock.

(iii) Exceptions. The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Corporation, the sale or transfer of any or all of the Corporation's assets or business or a statutory share exchange will not be deemed to constitute a liquidation, dissolution, or winding up of the affairs of the Corporation for purposes of this Section 1.1(b).

Section 1.2 Voting Rights.

(a) Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights.

(b) In any event, and notwithstanding the foregoing limitation, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Preferred Stock, (i) alter, waive or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (ii) increase or decrease the authorized number of shares of Preferred Stock, or (iii) amend its certificate of incorporation or bylaws or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock in any manner that adversely affects any rights given to this Preferred Stock regardless of whether any such action shall be by means of amendment to its certificate of incorporation or by merger, consolidation or otherwise; provided, however that, the issuance of any other capital stock of the Corporation shall not be deemed to be adversely affecting the powers, preferences or rights given to the Preferred Stock.

Section 1.3 Participating Dividends. From and after the issuance date of such Preferred Stock, the Holders on the record date fixed for holders of Common Stock for dividends or distributions shall be entitled to receive, concurrently with any dividends or distributions, such dividends or distributions paid to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Stock into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on such record date.

Section 1.4 Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "***Liquidation***"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount for each share of Preferred Stock equal to the greater of (i) the Stated Value and any other fees then due and owing thereon under this Certificate of Designation and (ii) the amount that would have been received had such Preferred Stock and accrued and unpaid dividends thereon, if any, been converted immediately prior to such Liquidation at the Conversion Price then in effect, before any distribution or payment shall be made to the holders of any Common Stock or any other securities of the Corporation or any of its subsidiaries that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or any other class of equity ranking junior to the Preferred Stock, but after any distribution or payment is made in full to holders of preferred stock ranking senior to the Preferred Stock and, if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among such Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation not less than twenty (20) calendar days prior to the payment date stated therein, to each Holder, unless otherwise filed with the SEC.

Section 1.5 Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the date that is the earlier of (i) forty-five (45) days following the first issuance date of Preferred Stock or (ii) the date on which the Registration Statement (as defined in the Purchase Agreement) has been declared effective by the U.S. Securities and Exchange Commission (the "***SEC***"). Each share of Preferred Stock shall be convertible at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 1.5(e)) determined by dividing the Stated Value of such share of Preferred Stock by the applicable Conversion Price (as defined in Section 1.5(c)(i)). The Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "***Notice of Conversion***"), and, only if the full or remaining number of shares of Preferred Stock represented by the certificate are being converted, but without delaying the Corporation's requirement to deliver shares of Common Stock in accordance with

Section 1.5(d), by surrendering such certificate or certificates as soon as practicable on or following the delivery of the applicable Notice of Conversion (or an indemnification undertaking with respect to such Preferred Stock certificates in the case of its loss, theft, destruction or mutilation in compliance with the procedures set forth in Section 1.9(c)).The right of conversion may be exercised as to all or any portion of such Holder's Preferred Stock from time to time in accordance with this Section 1.5; provided that, in each case, unless otherwise mutually agreed in writing by the Corporation and the Holders holding a majority of the voting power of the Preferred Stock outstanding at the time, no right of conversion may be exercised by the Holders in excess of $30,000,000 of Stated Value in the aggregate per month (allocated amongst each initial Holder based on a fraction, the numerator of which is the number of shares of Preferred Stock issued to such Holder pursuant to that certain Preferred Equity Purchase Agreement, dated as of April 30, 2025 (the "***Commitment Date***"), by and among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms (the "***Purchase Agreement***") on the first issuance date of Preferred Stock and the denominator of which is the aggregate number of all shares of Preferred Stock issued to the initial Holders pursuant to the Purchase Agreement on the first issuance date of Preferred Stock (with respect to each initial Holder, the "***Investor Allocation***")). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue and the number of shares of Preferred Stock owned subsequent to the conversion at issue. With respect to each Notice of Conversion, the "***Conversion Date***" shall be the date such notice is deemed delivered under Section 1.9(a). The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) [Reserved.]

(c) Conversion Price.

(i) As of each Conversion Date, the conversion price for the Preferred Stock then being converted (or deemed converted) shall equal the greater of (a) ninety-five percent (95%) of the lowest Volume Weighted Average Price during the five (5) Trading Day period immediately preceding and ending on the Trading Day immediately preceding such Conversion Date and (b) the applicable Floor Price (the "***Conversion Price***"). The initial Floor Price shall be $4.25, which shall be subject to adjustment as provided herein (the "***Floor Price***").

(ii) At any time, and from time to time, the Corporation may elect to reduce the Floor Price; provided, that, in no event shall such reduction result in an adjusted Floor Price that is less than $1.34.

(iii) As used herein:

(A) ***"Principal Market"*** means, as applicable, the Nasdaq Global Select Market, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (or any successors to any of the foregoing).

(B) ***"Volume Weighted Average Price"*** means, as of any Trading Day, the daily volume weighted average sale price per share of the Common Stock on the Principal Market, as reported by Bloomberg Financial Markets ("***Bloomberg***") for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Volume Weighted Average Price cannot be calculated for the Common Stock on such date in the manner provided above, the Volume Weighted Average Price shall be the fair market value per share of Common Stock as mutually determined in good faith by the Board and the Holders holding a majority of the Preferred Stock being converted for which the

calculation of the Volume Weighted Average Price is required. The Volume Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading hours. In the event that any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock (a "***Stock Event***") is consummated during any period of consecutive Trading Days on which Volume Weighted Average Prices are being calculated, the Volume Weighted Average Price for each Trading Day during such period prior to the effectiveness of such Stock Event shall be appropriately adjusted to reflect such Stock Event.

(C) ***"Trading Day"*** means any day on which the Principal Market is open for trading.

(d) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the "***Share Delivery Date***"), the Corporation shall use its reasonable best efforts to deliver, or cause to be delivered, to the converting Holder the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock designated in the applicable Notice of Conversion (the "***Conversion Shares***") being acquired upon the conversion of the Preferred Stock. As used herein, "***Standard Settlement Period***" means the standard settlement period, expressed in a number of Trading Days, on the Corporation's Principal Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares. Except as pursuant to Section 1.5(e), if, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the applicable Share Delivery Date, such Holder shall, to the fullest extent permitted by law, be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to such Holder the shares of Preferred Stock delivered to the Corporation and such Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion. In addition, if, on or after the applicable Share Delivery Date, such Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Corporation (a "***Buy-In***"), then the Corporation shall, within two (2) Trading Days after such Holder's request and in such Holder's discretion, either (x) pay cash to such Holder in an amount equal to such Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "***Buy-In Price***"), at which point the Corporation's obligation to credit such Holder's account with the Transfer Agent for the shares of Common Stock to which such Holder is entitled upon such Holder's conversion of the applicable shares of Preferred Stock shall terminate, or (y) promptly honor its obligation to credit such Holder's account with the Transfer Agent for such shares of Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the price at which the sell order giving rise to such purchase obligation was executed.

(iii) Reservation of Shares Issuable Upon Conversion. From and after the after the Commitment Date until the date no shares of Preferred Stock remain outstanding, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for issuances pursuant to the terms of this Certificate of Designation, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Preferred Stock, not less than the aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all then outstanding shares of Preferred Stock at the Conversion Price then in effect (without

regard to any limitation on conversions) (the "***Required Reserved Amount***"). The Corporation shall, so long as any of the Preferred Stock remains outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuing shares of Common Stock with respect of the Preferred Stock pursuant to the terms of this Certificate of Designation, no less than a number of shares of Common Stock equal to the applicable Required Reserved Amount. If at any time while any of the Preferred Stock remains outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Stock then outstanding at least a number of shares of Common Stock equal to the Required Reserve Amount (an "***Authorized Share Failure***"), then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause the Board to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Corporation is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Corporation may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. The Corporation covenants that all Conversion Shares shall, when issued, be duly authorized, validly issued, fully paid and nonassessable. As used herein, "***Person***" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holders would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(v) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided, that, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

(e) Conversion Limitations.

(i) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the

Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's affiliates, and any Persons acting as a group together with such Holder or any of such Holder's affiliates (such Persons, collectively, the "***Attribution Parties***")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder and each of its Attribution Parties. For purposes of this Section 1.5(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "***Exchange Act***"). To the extent that the limitation contained in this Section 1.5(e)(i) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case, subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall be entitled to rely on such representation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 1.5(e)(i), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the SEC, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the transfer agent of the Corporation, Computershare Trust Company, N.A. (the "***Transfer Agent***") setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "***Beneficial Ownership Limitation***" shall be, with respect to each Holder, 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by such Holder. Upon delivery of a written notice to the Corporation, any Holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such Beneficial Ownership Limitation will apply only to such Holder together with such Holder's affiliates, and any Persons acting as a group together with such Holder or any of such Holder's affiliates and not to any other Holder of Preferred Stock that is not an affiliate of such Holder or a Person acting as a group together with such Holder or any of such Holder's affiliates.

(ii) Principal Market Limitation. In accordance with the rules of the Principal Market, the Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that the issuance of such Common

Stock, together with any other issuances of Common Stock hereunder, would exceed 44,931,523 (representing 19.99% of the aggregate number of shares of Common Stock issued and outstanding as of the Commitment Date and subject to adjustment for any stock splits, combinations or the like), calculated in accordance with the rules of the Principal Market, which number shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under the applicable rules of the Principal Market (such maximum number of shares, the "***Exchange Cap***"). No initial Holder shall be issued pursuant to the terms of this Certificate of Designation, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by such Holder's Investor Allocation. In the event that any Holder shall sell or otherwise transfer any of such Holder's shares of Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder's Investor Allocation with respect to such portion of such Preferred Stock transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Investor Allocation allocated to such transferee. In the event that any Holder shall convert all of such Holder's Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such Holder's Investor Allocation, then the difference between such Holder's Investor Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Investor Allocations of the remaining Holders on a pro rata basis in proportion to the Stated Value of Preferred Stock then held by each such Holder. To the extent any Holder becomes prohibited from converting any portion of the Preferred Stock pursuant to this Section 1.5(e)(ii), and such prohibition continues through the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, then the portion of Preferred Stock held by such Holder at such time shall be redeemed by the Corporation, within ten (10) Trading Days after such earlier date, in cash by wire transfer of immediately available funds at a price equal to the greater of (A) the product of (x) the Conversion Price in effect on the first (1st) date this limitation prohibited conversion thereof and (y) the number of shares of Common Stock into which such Preferred Stock that was not converted is convertible at such Conversion Price (without regard to any limitations on conversion), and (B) one hundred ten percent (110%) of the Stated Value of such Preferred Stock.

(iii) VWAP Limitation. If, (x) at any time on or after the date on which a share of Preferred Stock becomes convertible in accordance with the provisions of Section 1.5, the Volume Weighted Average Price for any Trading Day falls below the Floor Price and then remains below the Floor Price for ten (10) consecutive Trading Days (which ten (10) consecutive Trading Day period shall not include any days prior to the original issuance date of the applicable Preferred Stock) (subject to adjustment for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring during such ten (10) consecutive Trading Day period) and (y) the Corporation does not elect to reduce the Floor Price in accordance with Section 1.5(c)(i) hereof (clauses (x) and (y), the "***VWAP Condition***"), and while such VWAP Condition is met a Holder delivers a Notice of Conversion in respect of any portion of Preferred Stock held by such Holder at such time, then in lieu of effecting such conversion, the Corporation shall redeem such Preferred Stock and pay to such Holder, on a monthly basis beginning on the first (1st) day of the first (1st) month following the Conversion Date in respect of such Notice of Conversion and for continuing for the eleven (11) consecutive months thereafter, an amount equal to one-twelfth (1/12th) of one hundred five percent (105%) of the Stated Value of such Preferred Stock; provided, however, that if the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, occurs prior to the conclusion of such twelve (12)-month period, then payment of the balance, if any, shall accelerate and become due and payable by the Corporation within ten (10) Trading Days of such earlier date. If the VWAP Condition is met and continues for each Trading Day through the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, and during such period a Holder does not deliver a Notice of Conversion in respect of any portion of Preferred Stock held by such Holder at such time, then all Preferred Stock held by such

Holder on the date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, shall be redeemed by the Corporation, within ten (10) Trading Days of such earlier date, in cash by wire transfer of immediately available funds at a price equal to the greater of (1) the product of (A) the Conversion Price as of the tenth (10th) Trading Day on which the Volume Weighted Average Price fell below the Floor Price and (B) the number of shares of Common Stock into which such Preferred Stock that was not converted is convertible at such Conversion Price (without regard to any limitations on conversion), and (2) one hundred ten percent (110%) of the Stated Value of such Preferred Stock; provided, however, that if at any time after the tenth (10th) Trading Day on which the Volume Weighted Average Price fell below the Floor Price, but prior to date that is eighteen (18) months following issuance of such Preferred Stock, or, if earlier, the date that is thirty-six (36) months following the Commitment Date, the Volume Weighted Average Price for any Trading Day exceeds the Floor Price and remains above the Floor Price for any ten (10) consecutive Trading Days, then the VWAP Condition shall no longer apply and such Preferred Stock shall not be redeemable by the Corporation in accordance with the immediately preceding sentence. Notwithstanding the foregoing, a Holder may choose to convert any portion of its Preferred Stock at the Floor Price in accordance with the provisions of Section 1.5, regardless of whether the VWAP Condition is met, and upon such conversion such Holder shall be deemed, automatically and without further action, notice or other deed by the Corporation, to have waived its right to have the Corporation redeem any such shares of Preferred Stock in accordance with this Section 1.5(e)(iii).

(iv) No Strict Construction. The provisions of this Section 1.5 shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof to correct such provisions (or any portions thereof) which may be defective or inconsistent with the intended limitations contained in Section 1.5(e) or to make changes or supplements necessary or desirable to properly give effect to such limitations, and shall be interpreted in a way to as to be consistent with the rules and regulations of the Principal Market. The limitations contained in Section 1.5(e) shall apply to a successor holder of Preferred Stock.

Section 1.6 Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other any securities of the Corporation or the subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (such securities, the "***Common Stock Equivalents***"), (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price then in effect shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 1.6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If the Corporation, at any time while the Preferred Stock is outstanding, authorizes and issues an additional class of common or special stock, with dividend and voting rights at a ratio different than the existing class of Common Stock (the "***New Common Stock***"), then the

Preferred Stock will automatically become convertible, at the election of such Holder, into shares of the New Common Stock at an adjusted Conversion Price proportional to the Conversion Price then in effect multiplied by a fraction, the numerator of which shall be the number of votes per share of the class of New Common Stock, and the denominator of which shall be the number of votes per share of the existing class of Common Stock.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 1.6(a) above, if at any time the Corporation grants, issues or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "***Purchase Rights***"), then, the holder of Preferred Stock thereof will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder of Preferred Stock could have acquired if the holder of Preferred Stock had held the number of shares of Common Stock acquirable upon complete conversion of such holder's Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the Preferred Stock and assuming the Preferred Stock is convertible as of the applicable date of determination) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase (provided, however, that to the extent that a Holder's right to participate in any such Purchase Right would result in such Holder (together with such Holder's affiliates, and any Persons acting as a group together with such Holder or any of such Holder's affiliates) exceeding the Beneficial Ownership Limitation, then, such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder, so long as such Holder promptly elects to exercise such Purchase Right when notified of the applicable transaction and provides payment for the exercise of such Purchase Rights in advance (which payment shall be held in abeyance for such Holder), until such time or times as its right thereto would not result in such Holder (together with such Holder's affiliates, and any Persons acting as a group together with such Holder or any of such Holder's affiliates) exceeding the Beneficial Ownership Limitation, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(c) Fundamental Transaction. If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of a business unit in excess of fifty percent (50%) of the Corporation's revenues or of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person, whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (each, a "***Fundamental Transaction***"), then the Corporation shall deliver written notice of such Fundamental Transaction to each Holder promptly upon the signing of such Fundamental Transaction, and in any event, at least twenty (20) calendar days prior to the consummation of such

Fundamental Transaction (the "***Fundamental Transaction Notice Date***"), which notice shall include a summary of the terms of such Fundamental Transaction, including the expected amount and type of consideration to be payable to the securityholders of the Corporation. By the deadline set forth in such notice, which shall be at least ten (10) calendar days following the date of the Fundamental Transaction Notice Date, each Holder shall inform the Corporation in writing of its election to either (A) convert all, but not less than all, of its Preferred Stock into Common Stock at the applicable Conversion Price contingent upon the consummation of such Fundamental Transaction or (B) upon any subsequent conversion of the Preferred Stock, receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 1.5(e) on the conversion of the Preferred Stock and assuming the Preferred Stock are convertible as of the applicable date of determination), the number of securities of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "***Alternate Consideration***") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Holder's Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1.5(e) on the conversion of the Series Preferred Stock). For purposes of any such conversion, the determination of the applicable Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the applicable Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "***Successor Entity***") to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the Purchase Agreement in accordance with the provisions of this Section 1.6(c) pursuant to written agreements in form and substance reasonably satisfactory to the applicable Holder(s) and approved by a majority of such Holder(s) (without unreasonable delay and such majority shall be calculated based on the Stated Values of the Preferred Stock of such Holder(s)) prior to such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the Purchase Agreement referring to the Corporation shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the Purchase Agreement with the same effect as if such Successor Entity had been named as the Corporation herein.

(d) Calculations. All calculations under this Section 1.6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(e) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price then in effect is adjusted pursuant to any provision of this Section 1.6, the Corporation shall promptly deliver to each Holder a notice setting forth the adjusted Conversion Price and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (B) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be delivered to each Holder at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a written notice stating (x) the date on which a record is to be taken for the purpose of seeking such stockholder approval or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert such Holder's Preferred Stock (subject to the Beneficial Ownership Limitation) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 1.7 Redemption Right.

(a) Upon a Trading Failure, the Corporation shall within two (2) Trading Days deliver written notice thereof via electronic mail (a "***Trading Failure Notice***") to the Holders, provided that the Holders have previously provided their e-mail address to the Corporation, unless otherwise publicly filed with the SEC.

(b) At any time within five (5) Trading Days of the Holder's receipt of a Trading Failure Notice (or at such time by which the Corporation would be required to deliver a Trading Failure Notice), such Holder may require the Corporation to redeem (a "***Redemption***") all or any portion of such Holder's Preferred Stock by delivering written notice thereof ("***Redemption Notice***") to the Corporation, which Redemption Notice shall indicate the Preferred Stock such Holder is electing to require the Corporation to redeem. Any Preferred Stock subject to redemption pursuant to Section 1.7(b) shall be redeemed by the Corporation on the applicable Redemption Date (as defined in Section 1.7(e)) in cash by wire transfer of immediately available funds at a price equal to the applicable Redemption Price (as defined in Section 1.7(e)).

(c) As a condition to each Holder's exercise of its redemption rights under this Section 1.7, such Holder must own beneficially and of record, the Preferred Stock to be redeemed, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances (other than such imposed by applicable securities laws) and make customary representations solely regarding the ability to transfer, convey and deliver full ownership and title of such Preferred Stock to the Corporation.

(d) Other than as specifically permitted by this Certificate of Designation, the Corporation may not prepay or redeem any portion of the outstanding Preferred Stock of a Holder without such Holder's prior written consent. Upon receipt of the full Redemption Price in cash by wire transfer of immediately available funds by the Holders of then outstanding shares Preferred Stock, all such shares of Preferred Stock shall cease to be outstanding. If a Redemption Notice shall have been duly given, and if on the applicable Redemption Date, the applicable Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor to such Holders in a timely manner, then

dividends with respect to such shares of Preferred Stock shall cease to accrue from and after such Redemption Date, and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the applicable Holders to receive the Redemption Price without interest.

(e) As used herein:

"Redemption Date" means the date set forth in the applicable Redemption Notice, which shall not be earlier than the twentieth (20th) Trading Day nor later than the ninetieth (90th) Trading Day, after the date of delivery of such Redemption Notice to the Corporation.

"Redemption Price" means the greater of (i) the Stated Value of the Preferred Stock being redeemed and (ii) the product of (x) the lowest Conversion Price in effect during the period beginning on the date immediately preceding such Trading Failure and ending on the date such Holder delivers a Redemption Notice and (y) the number of shares of Common Stock into which such Preferred Stock is convertible at the Conversion Price then in effect (without regard to any limitations on conversion).

"Trading Failure" means (A) the suspension of the Common Stock from trading on the Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on the Principal Market.

Section 1.8 Transfer Restrictions. Any transferee of shares of Preferred Stock shall comply with Section 6.01 of the Purchase Agreement, and any attempted sale, assignment or transfer of shares of Preferred Stock made without such compliance shall be void ab initio and of no effect.

Section 1.9 Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered by electronic mail addressed to the Corporation, at the e-mail address set forth in the Purchase Agreement, or such other e-mail address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 1.9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered by electronic mail addressed to each Holder, at the e-mail address of such Holder appearing on the books of the Corporation, or if no such e-mail address appears on the books of the Corporation, at the e-mail address of such Holder, as set forth in the Purchase Agreement, provided that such Holder has provided its e-mail address in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address required under this Section 1.9(a) at or prior to 9:00 a.m. New York City time on any Trading Day, or (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address required under this Section 1.9(a) on a day that is not a Trading Day or later than 9:00 a.m. New York City time on any Trading Day.

(b) Absolute Obligation. To the fullest extent permitted by law, and except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in either the City of New York, Borough of Manhattan or in Clark County, Nevada (the "***Designated Courts***"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Designated Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Purchase Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Designated Courts, or such Designated Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any dividend or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Modification; Amendment or Waiver. The terms of this Certificate of Designation shall, including for the purposes of Section 78.1955 of the General Corporation Law of the State of Nevada, only be amended, waived, altered or repealed, including by merger, consolidation or otherwise, by (x) the

affirmative vote of the holders of a majority of the voting power of the Preferred Stock outstanding at the time, voting as a separate class and (y) the approval of the Board. For the avoidance of doubt, neither the holders of Common Stock or any other series of preferred shares of the Corporation other than the Preferred Stock shall be entitled to vote or approve of, and such vote or approval shall not be required, for any amendment, waiver, alteration or repeal on matters that pertain only to the Preferred Stock.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Repurchased Preferred Stock. If any shares of Preferred Stock shall be converted, repurchased or reacquired by the Corporation, such shares shall be retired and resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series G Convertible Preferred Stock.

****

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 30th day of April, 2025.

COMPANY:

APPLIED DIGITAL CORPORATION

Signed by:

By: Saidal Mohmand

E3DE7D79239F4F4...

Name: Saidal Mohmand
Title: Chief Financial Officer

[Signature Page to Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Restrictions]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series G Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the "Common Stock"), of Applied Digital Corporation, a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Number of shares of Preferred Stock owned prior to Conversion: ________________________
Number of shares of Preferred Stock to be Converted: ________________________
Stated Value of shares of Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: _____________________________
Applicable Conversion Price: _____________________________
Number of shares of Preferred Stock to be owned subsequent to Conversion: _______________________

Transfer Agent Account No.: ____________________

[HOLDER]

By: ___________________________
Name:
Title: